Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board
voxeljet AG:

We consent to the use of our report dated May 7, 2020, with respect to the consolidated statements of financial position of voxeljet AG as of December 31, 2019 and 2018, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report dated May 7, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations, and has breached debt covenants which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our audit report also refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of IFRS 16, Leases.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
November 27, 2020